Exhibit 99.1

News Announcement	For Immediate Release

SEC INVESTIGATION OF MISONIX, INC. ENDS WITH NO ACTION

FARMINGDALE, N.Y., (June 20, 2019) – Misonix, Inc. (Nasdaq: MSON) (“Misonix”), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, today announced that it has received a letter from the Division of Enforcement of the Securities and Exchange Commission (the “SEC”) on June 18, 2019, stating that the SEC has concluded its investigation of Misonix and that, based on the information it has as of the date of the letter, it does not intend to recommend an enforcement action by the SEC against Misonix with respect to the matters described below.

As previously disclosed, with the assistance of outside counsel, Misonix conducted a voluntary investigation into the business practices of the independent Chinese entity that previously distributed Misonix’s products in China and Misonix’s knowledge of those business practices, which may have had implications under the U.S. Foreign Corrupt Practices Act, as well as into various internal controls issues identified during the investigation. On September 27, 2016 and September 28, 2016, Misonix voluntarily contacted the SEC and the Department of Justice, respectively, to advise both agencies of these potential issues and has fully cooperated with those agencies in their subsequent inquiry and investigation relating to these matters.

Stavros Vizirgianakis, President and Chief Executive Officer of Misonix, commented, “We are pleased the SEC has concluded its investigation without recommending any enforcement action. Looking ahead, we remain focused on executing on our long-range strategic growth plan with the goal of creating added shareholder value and will continue to seek to operate at the highest levels of ethics, transparency and compliance while maintaining our overarching commitment to improving patient outcomes.”

About Misonix, Inc.

Misonix, Inc. (NASDAQ: MSON) designs, manufactures and markets ultrasonic medical devices for the precise removal of hard and soft tissue, including bone removal, wound debridement and ultrasonic aspiration. Misonix is focused on leveraging its proprietary ultrasonic technology to become the standard of care in operating rooms and clinics around the world. Misonix's proprietary ultrasonic medical devices are used in a growing number of medical procedures, including spine surgery, neurosurgery, orthopedic surgery, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of ultrasonic surgical products that radically improve patient outcomes. Additional information is available on the Company's web site at www.misonix.com.

Contact:
Joe Dwyer	Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com
631-927-9113